Exhibit 10.1

CONTRACTOR SERVICES AGREEMENT

This is a Contractor Services Agreement (“Agreement”) by and between Lighting Science Group Corporation, a Delaware corporation (“LSG”) and the Contractor identified in Section 1 below (the “Contractor”).

WHEREAS, LSG designs, develops, manufactures and sells light emitting diode (“LED”) lighting devices and desires to engage Contractor to perform certain services related to LEDs; and

WHEREAS, Contractor desires to be so engaged to render services to LSG;

NOW THEREFORE, in consideration of the mutual promises and conditions contained herein, LSG and Contractor agree as follows:

1. Basic Terms

Contractor	Charles Darnell LLC
Contractor Address	607 Pinetree Drive, Decatur, GA 30030
Effective Date	November 22, 2010
Initial Term	Until November 22, 2011
Services	To provide leadership and expertise relative to Information Services and Business Process Improvement
Deliverables	Various, as requested by LSG
Payment(s)	$160,000 Annually—$13,333.34 paid on the 30th of each month
Expenses	Reimbursed by LSG according to Section 5
LSG Project Manager	Zach Gibler

2. Term. This Agreement shall begin on the “Effective Date” specified in Section 1 (the “Effective Date”) and shall continue for the “Initial Term” specified in Section 1 (the “Initial Term”).

3. Services. Contractor shall provide the Services specified in Section 1 above (the “Services”) in a timely, professional and workmanlike manner and according to any statements of work referencing this Agreement (each, a “SOW”). Contractor shall provide LSG with the Deliverables specified in Section 1 above (the “Deliverables”) on or before the dates specified by LSG or specified in a SOW.

4. Payment. LSG shall make the Payment(s) specified in Section 1 above (the “Payment(s)”) to Contractor within thirty days of LSG’s receipt of Independent Contractor’s invoice for the Services properly accompanied by a monthly record of time worked and Services provided, unless otherwise specified in Section 1 above.

5. Expenses. In connection with the rendering of the Services pursuant to this Agreement, LSG shall reimburse Contractor for reasonable actual expenses incurred as follows:

(a)	Expenses less than or equal to USD$500.00 require no special approval by LSG; expenses greater than USD$500.00 must be pre-approved by LSG in writing; and, expenses involving sub-contractors must be pre-approved by LSG in writing. Expenses for regular communications (telephone, fax, e-mail, courier and the like), office supplies, and ordinary consumables used to provide the Services shall not be reimbursable.

(b)	LSG shall reimburse Contractor for reasonable actual travel and lodging expenses actually incurred exclusively for the purposes of fulfilling Contractor’s obligations under this Agreement when the expense is pre-approved by LSG in writing. Air travel shall be coach class for domestic and international travel.

(c)	Reimbursement hereunder shall be contingent upon approval as specified above and presentation by Contractor and verification by LSG of appropriate documentation thereof. Contractor shall maintain invoices, receipts and supporting documentation for all reimbursable expenses and shall provide them to LSG upon request. No premium or other such charges added to actual expenses shall be reimbursable.

6. Ownership of Deliverables

(a)	All tangible and intangible “Deliverables” specified in Section 1 (“Deliverables”) made, invented, created, originated, conceived, developed, or reduced to practice by Contractor (whether alone or with others, whether or not during normal business hours, and whether or not on the premises of one of the parties), including its employees and sub-contractors, in connection with performing the Services under this Agreement, shall be owned by LSG, and Contractor shall not retain any ownership or property interest in and to such Deliverables or the Intellectual Property Rights related thereto (the “Intellectual Property Rights”). “Intellectual Property Rights” shall include, without limitation, inventions, trademarks, designs, ideas, developments, improvements, patents, copyrights, trade secrets and other similar rights.

(b)	Contractor hereby assigns to LSG all right, title and interest in and to the Deliverables, including all related Intellectual Property Rights. Contractor shall not retain any proprietary or other rights whatsoever in or to any Deliverables and shall not have any right to use any Deliverables for any purpose whatsoever other than in connection with the normal and proper course of performing pursuant to this Agreement. All copyrightable works that Contractor creates pursuant to this Agreement shall be considered “works made for hire” as defined by the copyright laws of the United States.

(c)	Contractor shall not use any part of LSG’s names, brands or trademarks as part of Contractor’s own names, brands, trademarks, or domain names. Contractor shall not attempt to register or seek legal protection for any of LSG’s names, brands or trademarks, or anything confusingly similar thereto.

(d)	Contractor shall at any time hereafter, at LSG’s request, execute all documents and instruments and perform all acts that may be necessary or desirable to give effect to the assignment of the Deliverables to LSG, including, without limitation, those that may be required in connection with applications for United States and foreign patents, trademarks, copyrights, or other rights. Contractor shall otherwise provide assistance to assign the Deliverables to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to the Deliverables. Should Contractor fail, refuse, or be unable to execute and deliver at LSG’s request any such document or instrument, or to perform any such act, to give effect to the assignment to LSG of the Deliverables, LSG shall have the right to execute or perform same in Contractor’s name as Contractor’s attorney-in-fact. In the event of a cause of action arising out of the Deliverables, Contractor agrees to provide to LSG any required documentation within its custody and/or control.

7. Contractor Representations & Warranties

(a)	Contractor represents and warrants that Contractor is fully authorized and qualified to enter this Agreement and perform Contractor’s obligations hereunder and is unencumbered by any obligations to any third party which would prevent Contractor from performing under this Agreement.

(b)	Contractor represents and warrants that to its knowledge at the time of delivery to LSG, all Deliverables provided by Contractor to LSG in connection with performing the Services under this Agreement are, and shall be, free from any claims of infringement of any third party’s proprietary or other intellectual property rights (including, without limitation, trade secret, patent, copyright, and trademark rights).

(c)	Contractor represents and warrants that to its knowledge at the time of delivery to LSG, all Deliverables provided by Contractor to LSG in connection with performing the Services under this Agreement are, and shall be, original works as that term is defined under United States copyright law.

(d)	Contractor represents and warrants that the Deliverables shall be (i) free from defects in workmanship and materials, (ii) fit for the use intended, and (iii) merchantable.

8. Exclusive Industry Consultation. Contractor agrees that during the term of this Agreement, and for a period of three (3) months after completion or termination of this Agreement, Contractor shall not, without LSG’s prior written consent, provide services to or for any third party (a) that competes with LSG or (b) where such services are the same or substantially similar to the Services.

9. Termination. Either party may terminate this Agreement immediately for cause in the event the other party (i) ceases to function as a going concern or to conduct its operations in the normal course of business; or (ii) fails to perform any of its obligations under this Agreement so as to be in default hereunder and fails to cure such default within thirty (30) days after written notice thereof. Termination for any reason will not release Contractor from any obligations that arise prior to the termination date. Sections 1, 6, 8-11, and 14-27 shall survive any termination of this Agreement.

10. Certain Breaches Irreparable. Contractor acknowledges that if Contractor breaches any provision of Sections 6-8 or 11 of this Agreement, the harm to LSG would be irreparable. Contractor therefore agrees that in the event of such a breach or threat of such a breach, LSG shall have, in addition to any other remedies available to it, the right to obtain preliminary injunctive relief against any such breach or threat of such breach.

11. Confidentiality

(a)	In connection with the activities contemplated by this Agreement, Contractor acknowledges that it may learn of or be exposed to LSG’s confidential information (“Confidential Information”). “Confidential Information” includes, but is not limited to, the terms of this Agreement, information relating to the intellectual property and business practices of LSG, whether or not reduced to writing or other tangible medium of expression, whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under the United States Copyright Act.

(b)	“Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) is already known to Contractor from a source other than LSG or one of its affiliates prior to the execution of this Agreement, (iii) is furnished by a third party who is lawfully in possession of such information and who lawfully conveys that information to Contractor, or (iv) is subsequently developed by Contractor independently of the information received from LSG.

(c)	Contractor shall take steps to protect the Confidential Information and it shall not (i) use, (ii) disclose, (iii) copy or (iv) allow access to the Confidential Information except in the normal and proper course of performing pursuant to this Agreement. Notwithstanding the foregoing, Contractor may disclose Confidential Information responsive to a request by a government agency in connection with an investigation, in response to a litigation discovery request, and in response to a subpoena, subject to prompt notice to LSG and reasonable efforts and cooperation in making such disclosure subject to a protective order or on a confidential basis.

(d)	All Confidential Information in tangible form and copies thereof shall be returned to LSG upon request.

(e)	Contractor agrees not to disclose to or use on behalf of LSG any confidential information belonging to a third party unless written authorization from the third party is obtained in a form satisfactory to LSG.

(f)	Contractor may indicate that LSG is a client of Contractor.

12. Employees. Contractor shall require its employees to execute agreements with intellectual property ownership and confidentiality provisions in conformance with this Agreement.

13. Subcontractors. Contractor shall not use subcontractors to provide any of the Services or fulfill any of its obligations under this Agreement unless it obtains the express prior written approval of LSG. Contractor shall require any permitted subcontractors to execute agreements with intellectual property ownership and confidentiality provisions in conformance with this Agreement.

14. Indemnification. Contractor agrees to indemnify, defend, and hold LSG, its officers, directors, shareholders, agents, affiliates, and employees (collectively, the “Indemnified Parties”) harmless from, and reimburse the Indemnified Parties for, any and all claims, demands, obligations, losses, liabilities or damages, including interest, penalties, costs, charges, expenses or and attorney’s fees, incurred by any Indemnified Party in connection with any claim by a third party arising from the breach by Contractor of this Agreement or the negligence or willful misconduct of Contractor, including claims of infringement of any third party Intellectual Property Rights caused by a Deliverable.

15. Limitation of Liability

(a)	LSG’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNTS PAID BY LSG TO CONTRACTOR OVER THE PREVIOUS THREE (3) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE OR ALLEGED TO GIVE RISE TO SUCH LIABILITY.

(b)	IN NO EVENT WILL ANY INDEMNIFIED PARTY BE LIABLE TO CONTRACTOR UNDER ANY CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR LOSS OF BUSINESS INFORMATION), WHETHER FORESEEABLE OR UNFORESEEABLE, ARISING UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS OF THE CLAIM AND EVEN IF LSG OR ITS REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

16. Independent Contractor. The parties are contracting with each other as independent contractors. The parties do not undertake by this Agreement, or otherwise, to perform any obligation of the other party. In no way is one party to be construed as an agent, or acting as an agent of the other in any respect.

17. Taxes. Contractor shall be solely responsible for, and shall pay or reimburse LSG for, all taxes, duties, assessments and other governmental charges, however designated, that are now or hereafter imposed under or by any governmental authority or agency that are (i) associated with the performance by Contractor of its obligations hereunder, or (ii) associated with the payment of any amount by LSG to Contractor pursuant to this Agreement. Contractor shall not be responsible for income taxes imposed on LSG by any governmental authority.

18. Performance Excused. Each party shall be excused from delays in performing or from any failure to perform hereunder to the extent that such delay or failure results from causes such as war, terrorism, or natural disaster or strike which are beyond the reasonable control of such party.

19. Assignment & Transfer. LSG shall be free to assign this Agreement, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement and delivering such writing to Contractor. Contractor shall not assign or transfer this Agreement without the express prior written consent of LSG. When assigned in accordance with this Section, this Agreement, and all rights, obligations and duties hereunder, will inure to the benefit of and will be binding on the assignee of the assigning party.

20. Notice. All notices required or permitted under this Agreement shall be in writing. Under this Agreement, if one party is required to deliver something to the other, or give notice, such delivery and such notice shall be made by an recognized next-day courier service addressed as specified in the signature block below, or as a receiving party may notice a sending party in writing. Notice shall be deemed given on the day of delivery.

21. Entire Agreement. This Agreement and any attachments specifically referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral and written term sheets, understandings, or agreements between the parties relating to the subject matter hereof. In the event of any conflict between the text of this Agreement and any SOW or other referenced attachment to this Agreement, this Agreement shall control.

22. Amendment & Modification. This Agreement may not be amended or modified except in a writing signed by both an authorized representative of LSG and an authorized representative of Contractor referencing an intent to amend this Agreement.

23. Severability. In the event any one or more of the provisions contained in this Agreement should for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the remaining provisions contained herein shall be enforced to the full extent permitted by law.

24. No Waiver. The failure of either party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party or to in any way affect the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, nor to preclude such party from taking any other action at any time that it would legally be entitled to take.

25. No Representation Concerning Results or Additional Agreements. Contractor acknowledges that it has not relied on any representation, promise, guarantee or statement as to the results Contractor may obtain pursuant to this Agreement other than as expressly provided in this Agreement. Nothing in this Agreement or otherwise shall obligate either party to extend the Initial Term or any renewed term of this Agreement or enter into any other agreement with the other party.

26. Prevailing Party. If any legal action, arbitration, or other proceeding is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

27. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflict of laws, and the parties consent to the exclusive jurisdiction of the state and federal courts located in the State of New York for any dispute concerning this Agreement or a breach of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

Contractor: Charles Darnell, LLC	Parties	Lighting Science Group Corporation

/s/ Charles Darnell	Signature	/s/ Zach Gibler
Charles Darnell	Printed Name	Zach Gibler
	Title	Chief Executive Officer
12/1/10	Date	11/22/10
Address
Telephone